As filed with the Securities and Exchange Commission on August 18, 2022
Registration No. 333-262434
______________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4 ON FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________
QUIDELORTHO CORPORATION
(Exact name of registrant as specified in its charter)
________________________________

Delaware	87-4496285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9975 Summers Ridge Road, San Diego, California 92121
(Address of Principal Executive Offices, Zip Code)
________________________________
Quidel Corporation 2016 Equity Incentive Plan
Quidel Corporation 2010 Equity Incentive Plan
Quidel Corporation Amended and Restated 2001 Equity Incentive Plan
Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan
Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan
(Full title of the plans)
Michelle A. Hodges
Senior Vice President, General Counsel
9975 Summers Ridge Road
San Diego, California 92121
(858) 552-1100
(Name, address (including zip code) and telephone number (including area code) of agent for service)
With a copy to:
Ryan A. Murr
Branden C. Berns
Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105-0921
(415) 393-8373
________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	(Do not check if a smaller reporting company) ☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
QuidelOrtho Corporation (the “Company”) hereby amends its registration statement on Form S-4 (File No. 333-262434) filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2022, amended by Amendment No. 1 thereto filed with the Commission on March 14, 2022 and by Amendment No. 2 thereto filed with the Commission on April 4, 2022 (collectively, the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on April 11, 2022, by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).
The Company filed the Form S-4 in connection with the Business Combination Agreement (the “BCA”), dated as of December 22, 2021, by and among Quidel Corporation (“Quidel”), Ortho Clinical Diagnostics Holdings plc (“Ortho”), the Company (which at the time was known as Coronado Topco, Inc.), Orca Holdco, Inc., Laguna Merger Sub, Inc., and Orca Holdco 2, Inc., pursuant to which, among other things, Quidel and Ortho each became a wholly owned subsidiary of the Company upon the consummation of the transactions contemplated by the BCA (the “Closing”).
Upon the Closing (i) (a) each outstanding Quidel stock option was assumed and converted into a corresponding option to purchase a number of shares of common stock of the Company, par value $0.001 per share (“Common Stock”) and (b) each outstanding Quidel restricted stock unit award and performance restricted stock unit award was assumed and converted into corresponding awards with respect to shares of Common Stock and (ii) (a) each outstanding Ortho stock option was assumed and converted into a corresponding option to purchase a number of shares of Common Stock and (b) each outstanding Ortho restricted stock unit award and restricted stock award was assumed and converted into corresponding awards with respect to shares of Common Stock, in each case, determined in accordance with and pursuant to the terms and conditions of the BCA.
The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 1,649,667 shares of Common Stock issuable upon the exercise or settlement, as applicable, of equity awards under either (i) the Quidel Corporation 2016 Equity Incentive Plan, the Quidel Corporation 2010 Equity Incentive Plan and the Quidel Corporation Amended and Restated 2001 Equity Incentive Plan (collectively, the “Quidel Plans”) or (ii) the Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan and the Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (collectively, the “Ortho Plans”). All such shares were previously registered on the Form S-4, but will be subject to issuance pursuant to this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information to be specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information to be specified in Part I will be delivered to the holders as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The following documents, which have been previously filed with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

a)
the Company’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on April 11, 2022 relating to the Company’s Registration Statement on Form S-4 originally filed with the Commission on January 31, 2022;

b)	Quidel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on February 18, 2022;

c)
Quidel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Commission on May 5, 2022 and the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2022 filed with the Commission on August 5, 2022;

d)	the Company’s Current Reports on Form 8-K filed with the Commission on May 27, 2022, as amended on August 10, 2022, on June 6, 2022, and on August 17, 2022; and

e)
the description of the Company’s securities contained in Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on April 4, 2022, as amended, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission, including the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission.
For purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent any such person is successful on the merits or otherwise in the defense of any such derivative or non-derivative action, the corporation must indemnify the person against such expenses. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article 10 of the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be thereafter amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as director.
The DGCL permits indemnification of directors, officers, employees and agents in certain circumstances and subject to certain limitations. Article VI of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that the Company shall, to the fullest extent permitted by the DGCL, as the same exists or may be thereafter amended, indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether internal or external (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, if certain conditions are met, which parallel the provisions of the DGCL.
The Company has also entered into indemnification agreements with each of its directors and executive officers. The provisions of the indemnification agreements parallel the portions of the Bylaws described above. The Company also maintains insurance on its directors and officers, which covers liabilities under federal securities laws.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The list of exhibits filed as part of this Registration Statement is included in the Exhibit Index which is incorporated by reference herein.

Item 9. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
1. The undersigned Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 18, 2022.
QUIDELORTHO CORPORATION

By:	/s/ Douglas C. Bryant
Name:	Douglas C. Bryant
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitutes and appoints each of Douglas C. Bryant, Joseph M. Busky and Michelle A. Hodges, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents may lawfully or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

	Signature	Title	Date
By:	/s/ Douglas C. Bryant	Chairman and Chief Executive Officer (Principal Executive Officer)	August 18, 2022
Douglas C. Bryant

By:	/s/ Joseph M. Busky	Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2022
Joseph M. Busky

By:	/s/ Kenneth F. Buechler	Director	August 18, 2022
Kenneth F. Buechler

By:	/s/ Evelyn Dilsaver	Director	August 18, 2022
Evelyn Dilsaver

By:	/s/ Edward L. Michael	Director	August 18, 2022
Edward L. Michael

By:	/s/ Mary Lake Polan	Director	August 18, 2022
Mary Lake Polan

By:	/s/ Ann D. Rhoads	Director	August 18, 2022
Ann D. Rhoads

By:	/s/ Robert R. Schmidt	Director	August 18, 2022
Robert R. Schmidt

By:	/s/ Christopher M. Smith	Director	August 18, 2022
Christopher M. Smith

By:	/s/ Matthew W. Strobek	Director	August 18, 2022
Matthew W. Strobek

By:	/s/ Kenneth J. Widder	Director	August 18, 2022
Kenneth J. Widder

By:	/s/ Joseph D. Wilkins Jr.	Director	August 18, 2022
Joseph D. Wilkins Jr.

By:	/s/ Stephen H. Wise	Director	August 18, 2022
Stephen H. Wise

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of QuidelOrtho Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 27, 2022).
4.2	Amended and Restated Bylaws of QuidelOrtho Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 27, 2022).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	Quidel Corporation 2016 Equity Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement filed by Quidel Corporation on April 14, 2016).
99.2	Quidel Corporation 2010 Equity Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement filed by Quidel Corporation on April 2, 2010).
99.3	Quidel Corporation Amended and Restated 2001 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Quidel Corporation on May 18, 2009).
99.4
Ortho Clinical Diagnostics Holdings plc 2021 Omnibus Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Form S-8 filed by Ortho Clinical Diagnostics Holdings plc on February 9, 2021).

99.5	Ortho-Clinical Diagnostics Bermuda Co. Ltd. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Form S-1 filed by Ortho Clinical Diagnostics Holdings plc on January 4, 2021).
107.1*	Filing Fee Table.

*Filed herewith

Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

QUIDELORTHO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share(1)	1,649,667(2)	N/A	N/A	N/A	N/A(3)
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Common Stock.
(2)    Represents shares of Common Stock issuable upon the exercise or settlement, as applicable, of equity awards originally issued pursuant to either the Quidel Plans or the Ortho Plans, all of which such equity awards were converted into equity awards in respect of Common Stock pursuant to the Business Combination Agreement, dated as of December 22, 2021, by and among Quidel Corporation, Ortho Clinical Diagnostics Holdings plc, QuidelOrtho Corporation (formerly Coronado Topco, Inc.), Orca Holdco, Inc., Laguna Merger Sub, Inc., and Orca Holdco 2, Inc.
(3)    All filing fees payable in connection with the registration of these securities were paid previously in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-262434), and Pre-Effective Amendments No. 1 and No. 2 thereto, filed with the Securities and Exchange Commission on January 31, 2022, March 14, 2022 and April 4, 2022, respectively, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”